Exhibit 99.1

Former Senator Kelly Ayotte to Join Blackstone’s Board of Directors

New York, April 11, 2019 – Blackstone (NYSE:BX) today announced that Former Senator Kelly Ayotte will join its board of directors effective May 13, 2019.

Ayotte represented New Hampshire in the U.S. Senate from 2011 to 2016, serving on the Senate Budget, Commerce, Homeland Security and Governmental Affairs, Armed Services, Small Business and Entrepreneurship, and Aging Committees. She chaired the Armed Services Subcommittee on Readiness and the Commerce Subcommittee on Aviation Operations.

Prior to her election in 2010, Ayotte served as New Hampshire’s first female Attorney General, holding the position under both Republican and Democratic governors. She previously served as Deputy Attorney General, Chief of the Homicide Prosecution Unit and as Legal Counsel to Governor Craig Benson in New Hampshire. Ayotte began her career as a law clerk to the New Hampshire Supreme Court and as an associate at the law firm McLane Middleton.

Commenting on the appointment, Stephen A. Schwarzman, Blackstone Chairman, CEO and Co-Founder, said: “During her career in public service, Kelly distinguished herself with a willingness to work cooperatively to solve complex challenges. This judgment, combined with her leadership experience in a number of policy areas relevant to Blackstone’s business, will add great value to the firm.”

Jon Gray, Blackstone President and COO, added: “Blackstone directors bring a unique perspective which improves the firm’s decision making. Beyond Kelly’s deep public policy experience, her reputation for independent thinking and integrity makes her a great asset to our board.”

Kelly Ayotte said: “Blackstone’s ability to navigate the complex and changing world to remain a perpetual industry leader is a testament to the vision and strength of its people. I look forward to contributing to the firm’s continued success, which benefits so many around the world.”

Ayotte currently serves of the boards of Caterpillar, News Corp, BAE Systems, Boston Properties, Blink Health and Bloom Energy. She also serves on the advisory boards of Microsoft, Chubb Insurance and Cirtronics, as well as a number of non-profit boards. She graduated with honors from Pennsylvania State University and earned a Juris Doctor degree from the Villanova University School of Law.

About Blackstone

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our asset management businesses, with $472 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.